Index to Pro Forma Financial Statements

                    REGATTA CAPITAL PARTNERS, INC. (REGATTA)

                     MONET ENTERTAINMENT GROUP, LTD. (MONET)

               Pro Forma Combined Financial Statements (Unaudited)

                         Pro Forma Financial Statements:


Balance Sheets                                                         F-2

Statements of Operations                                               F-3

Notes to Pro Forma Financial Statements                                F-4




                                      F-1

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                    REGATTA CAPITAL PARTNERS, INC. (REGATTA)
                     MONET ENTERTAINMENT GROUP, LTD. (MONET)

                             PROFORMA BALANCE SHEET
                                   (Unaudited)


                                                           REGATTA      MONET
                                                          March 31,    March 31,                   Adjustments
                                                            2006         2006          DR               CR       Combined
                                                          ---------    ---------   ----------      -----------   --------
                                     ASSETS

CURRENT ASSETS
  Cash                                                    $       3    $   2,302                                 $  2,305
                                                          ---------    ---------   ----------      -----------   --------

      Total current assets                                        3        2,302           --               --      2,305
                                                          ---------    ---------   ----------      -----------   --------

          Total assets                                    $       3    $   2,302   $       --      $        --   $  2,305
                                                          ==========   =========   ==========      ===========   ========

                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
  Accrued expenses                                        $      --    $   2,215                                 $  2,215
  Due to Regatta Capital, Inc.                                   --        2,440                                    2,440
  Accounts Payable, related party                               312                                                   312
                                                          ---------    ---------   ----------      -----------   --------
      Total current liabilities                                 312        4,655           --               --      4,967
                                                          ---------    ---------   ----------      -----------   --------

          Total liabilities                                     312        4,655           --               --      4,967
                                                          ---------    ---------   ----------      -----------   --------

STOCKHOLDERS' (DEFICIT)
   Common stock
        shares authorized;
        issued and outstanding                                   --      28,534 (1)   28,534 (1)        1,331      1,331
   Additional paid in capital                                     2     106,186 (1)  106,186 (1)      133,389    133,391
    Deficit accumulated during the development stage           (311)   (137,073)                                 (137,384)
                                                          ---------    ---------   ----------      -----------   --------

      Total stockholders' (deficit)                            (309)     (2,353)      134,720          134,720     (2,662)
                                                          ---------    ---------   ----------      -----------   --------

           Total liabilities and stockholders' (deficit)  $       3    $   2,302   $  134,720      $   134,720   $  2,305
                                                          ==========   =========   ==========      ===========   ========


    The accompanying notes are an integral part of the financial statements.

                                      F-2

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


                    REGATTA CAPITAL PARTNERS, INC. (REGATTA)
                     MONET ENTERTAINMENT GROUP, LTD. (MONET)

                        PROFORMA STATEMENTS OF OPERATIONS
                        Three Months Ended March 31, 2006
                                   (Unaudited)


                                               REGATTA      MONET
                                              March 31,    March 31,                   Adjustments
                                                2006         2006          DR               CR       Combined
                                              ---------    ---------   ----------      -----------   --------
Operating expenses
     Professional fees                        $      --    $   4,695                                 $  4,695
     Organization costs                             309           --                                      309
     Bank charges                                     2           --                                        2
                                              ---------    ---------   ----------      -----------   --------

              Total operating expenses              311        4,695           --               --      5,006
                                              ---------    ---------   ----------      -----------   --------

              Net Operating Loss                   (311)      (4,695)          --               --     (5,006)

Other Income and Expenses:
     Interest income                                 --           10
                                              ---------    ---------   ----------      -----------   --------
                                                     --           10           --               --         --

              NET LOSS                        $     (311)  $  (4,685)  $       --      $        --   $ (5,006)
                                              ==========   =========   ==========      ===========   ========

Loss per share                                                                                            Nil
                                                                                                    =========
Shares outstanding after business
  combination                                                                                       1,331,020
                                                                                                    =========



    The accompanying notes are an integral part of the financial statements.

                                      F-3


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                    REGATTA CAPITAL PARTNERS, INC. (REGATTA)
                     MONET ENTERTAINMENT GROUP, LTD (MONET)
                     NOTES TO PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)

(1)  General

REGATTA and MONET have proposed an agreement that MONET would merge its assets into REGATTA. The shareholders of MONET would receive approximately 1,331,000 shares of REGATTA in exchange for their shares in MONET. Subsequent to the proposed merger, the bondholders of Regatta Capital, Ltd. will be offered the opportunity to exchange their bonds of Regatta Capital, Ltd. for shares in REGATTA on the basis of approximately 1.44 shares in REGATTA for each $1 of bond principal and interest that they hold. If all bondholders convert their bonds to shares, of which there can be no assurance, there will be a total of approximately 10,000,000 shares outstanding in REGATTA. Of this amount, the bondholders will own approximately 8,700,000 shares, or approximately 87% of the issued and outstanding shares, and the existing MONET shareholders will own approximately 13% of REGATTA. It is estimated that Regatta Capital, Ltd., upon liquidation of its existing notes, real estate owned, and miscellaneous other assets, will be able to make payments on the bonds in the approximate amount of $3,880,000, or approximately 65 cents on the dollar. The business combination has not yet been completed and there can be no assurance that the bondholders will exchange their bonds for shares of stock of REGATTA. The unaudited pro forma condensed financial statements reflect the merger, but do not reflect the effect of the exchange of bonds for stock. Should the bondholders in fact exchange their bonds for stock, the pro forma affect would be to increase the current and non current assets and stockholders' equity of REGATTA by an amount estimated to be approximately $3,880,000, which would also thereby increase the outstanding common stock from approximately 1,331,000 shares to approximately 10,000,000 shares.

(2)  Pro Forma Information

The pro forma financial statements give effect to the acquisition of MONET by REGATTA as if the acquisition had taken place at the beginning of the respective periods. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transaction had been consummated at the beginning of the respective periods, or the financial position if the transaction had been consummated on March 31, 2006, nor is it necessarily indicative of future operating results or financial position.


                                      F-4
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The unaudited pro forma condensed financial statements do not reflect synergies expected from the combination of the two entities. The unaudited pro forma condensed financial statements and the accompanying notes thereto should be read in conjunction with and are qualified by the historical financial statements and notes thereto of MONET and REGATTA included herewith.

We cannot assure you that REGATTA will not incur charges in excess of those included in the pro forma total consideration related to the transactions, or that management will be successful in its efforts to integrate the operations of the companies.

(3)  Pro Forma Adjustments

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Schedule 14C and result in a preliminary adjustment of the equity accounts. The unaudited pro forma condensed financial statements and the accompanying notes thereto should be read in conjunction with and are qualified by the historical financial statements and notes thereto of REGATTA and MONET. We cannot assure you that REGATTA will not incur charges in excess of those included in the pro forma total consideration related to the transactions, or that management will be successful in its efforts to integrate the operations of the companies.


(1) This entry gives effect to the elimination of intercompany equity accounts and the issuance of approximately 1,331,000 shares of common stock.


                                      F-5
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